Exhibit 99.1

8226 Philips Highway, Suite 101	Investor Relations Contact:
Jacksonville, FL 32256 USA	investorrelations@redwirespace.com

Redwire Corporation Reports Second Quarter 2025 Financial Results

Completed acquisition of Edge Autonomy on June 13, 2025, transforming Redwire into an integrated space and defense tech company focused on advanced technologies
Stalker uncrewed aerial system added to Department of Defense’s Blue List of Approved Drones; in July 2025, awarded a prototype phase agreement by the U.S. Army to develop and deliver Stalker systems for the Long Range Reconnaissance program
Achieved key technical milestones, including a successful Roll-Out Solar Array deployment test for lunar Gateway and a Critical Design Review with NASA participation for Mason, our lunar and Martian manufacturing technology
Sequential increase in Book-to-Bill1 ratio to 1.47 as of the second quarter of 2025
Revenues for the second quarter of 2025 were $61.8 million, Net Loss was $(97.0) million and Adjusted EBITDA2 was $(27.4) million, with record total liquidity3 of $113.6 million
JACKSONVILLE, Fla. / August 6, 2025 Redwire Corporation (NYSE:RDW, “Redwire” or the “Company”), a global leader in space and defense technology solutions, today announced results for its second quarter ended June 30, 2025.

Redwire will live stream a presentation with slides on August 7, 2025 at 9:00 a.m. ET. Please use the link below to follow along with the live stream: https://event.choruscall.com/mediaframe/webcast.html?webcastid=Htojl6k0

“During the second quarter, we completed our acquisition of Edge Autonomy, establishing Redwire as an integrated global space and defense tech company specializing in multi-domain solutions,” stated Peter Cannito, Chairman and Chief Executive Officer of Redwire. “Although we continued to see delays in the U.S. government’s budget approval processes throughout 2025, we have begun to see positive indicators as well. Whether Golden Dome, U.S. drone dominance, or increased defense spending internationally by NATO allies, we are well-positioned to capitalize on high-growth trends going forward.

Additionally, we are excited to announce the formation of SpaceMD, a new entity founded to commercialize on Redwire’s microgravity drug development breakthroughs, and the signing of a trailblazing royalty agreement with ExesaLibero Pharma, Inc., under which we expect to receive royalties from the commercial sales of resulting pharmaceutical products.”

1 Book-to-Bill is a key business measure. Please refer to “Key Performance Indicators” and the tables included in this press release for additional information.
2 Adjusted EBITDA is not a measure of results under generally accepted accounting principles in the United States. Please refer to “Non-GAAP Financial Information” and the reconciliation tables included in this press release for details regarding this Non-GAAP measure.
3 Total liquidity of $113.6 million as of June 30, 2025 is comprised of $76.5 million in cash and cash equivalents, $35.0 million in available borrowings from our existing credit facilities, and $2.1 million in restricted cash.

Second Quarter 2025 Highlights
•Revenues for the second quarter of 2025 decreased 20.9% to $61.8 million, as compared to $78.1 million for the second quarter of 2024.
•Net Loss for the second quarter of 2025 increased by $78.9 million to $(97.0) million, as compared to $(18.1) million for the second quarter of 2024. Net Loss for the second quarter included in excess of $(90.0) million in expenses related to non-cash; transaction-related; EAC adjustments; and non-routine activity that included: $29.6 million related to equity-based compensation primarily from the Edge Autonomy acquisition, $16.6 million in transaction expenses, $25.2 million in net, unfavorable EAC impacts, and $20.0 million in interest expense from the repayment of a seller note associated with the Edge Autonomy transaction.
•Adjusted EBITDA4 for the second quarter of 2025 decreased by $29.0 million to $(27.4) million, as compared to $1.6 million for the second quarter of 2024.
•During the second quarter of 2025, the Company had net unfavorable EAC changes of $25.2 million, which impacted second quarter of 2025 revenues, gross profit, and net loss, and as a result, Adjusted EBITDA.4 The net unfavorable EAC adjustments in the second quarter of 2025 were primarily due to a single program in the Company’s RF systems offerings as a result of an increase in estimates made for the programmatic and technical assumptions based on the nature and technical complexity of the work to be performed to meet customer specifications. The unfavorable adjustments were also due to production delays, additional unplanned labor and increased production costs as it relates to the development of advanced technologies required to meet customer specifications in multiple space offerings.
•On a quarterly basis, Book-to-Bill5 ratio was 1.47 as of the second quarter of 2025, as compared to 1.47 as of the second quarter of 2024.
•Net cash used in operating activities for the second quarter of 2025 increased by $78.2 million to $(87.7) million, as compared to $(9.5) million for the second quarter of 2024. Net cash used in operating activities for the second quarter of 2025 included more than $35.0 million related to M&A activities and associated non-recurring interest.
•Free Cash Flow4 for the second quarter of 2025 was $(93.5) million, as compared to $(11.2) million for the second quarter of 2024.
•Ended the the second quarter of 2025 with record total liquidity6 of $113.6 million, as compared to $55.8 million for the second quarter of 2024.

2025 Forecast
•For the twelve months ended December 31, 2025, Redwire, including Edge Autonomy from the date of close (June 13, 2025), is forecasting full year revenues of $385 million to $445 million.
•For the twelve months ended December 31, 2025, Redwire, as a combined company assuming the previously completed transaction with Edge Autonomy had been consummated on January 1, 2025, is forecasting full year revenues7 of $470 million to $530 million. Due to uncertain timing of government contracting, at this time, the Company is withdrawing its previously provided Adjusted EBITDA forecast for the twelve months ended December 31, 2025.

“With an expanding portfolio of space development programs, we experienced unfavorable EAC impacts primarily due to non-recurring engineering on a few, emerging tech programs. This positions Redwire for long-term production growth in the space tech offerings. Moving forward, the addition of Edge Autonomy lowers the proportion of our business that is exposed to EAC volatility,” said Jonathan Baliff, Chief Financial Officer of Redwire. “2025 is a transition year for government budgets and a transformative year for Redwire with the closing of our acquisition of Edge Autonomy while also ending the second quarter with record total liquidity6 of $113.6 million.”
4 Adjusted EBITDA and Free Cash Flow are not measures of results under generally accepted accounting principles in the United States. Please refer to “Non-GAAP Financial Information” and the reconciliation tables included in this press release for details regarding these Non-GAAP measures.
5 Book-to-Bill is a key business measure. Please refer to “Key Performance Indicators” and the tables included in this press release for additional information.
6 Total liquidity of $113.6 million as of June 30, 2025 is comprised of $76.5 million in cash and cash equivalents, $35.0 million in available borrowings from our existing credit facilities, and $2.1 million in restricted cash.
7 These amounts are the sum of the standalone full year forecasts for the Redwire and Edge Autonomy businesses by Redwire management. Please refer to “Use of Projections” included in this press release for additional information.

Webcast and Investor Call
Management will conduct a conference call starting at 9:00 a.m. ET on Thursday, August 7, 2025 to review financial results for the second quarter ended June 30, 2025. This release and the most recent investor slide presentation are available in the investor relations area of our website at RDW.com.

Redwire will live stream a presentation with slides during the call. Please use the following link to follow along with the live stream: https://event.choruscall.com/mediaframe/webcast.html?webcastid=Htojl6k0. The dial-in number for the live call is 877-485-3108 (toll free) or 201-689-8264 (toll), and the conference ID is 13755131.

A telephone replay of the call will be available for two weeks following the event by dialing 877-660-6853 (toll-free) or 201-612-7415 (toll) and entering the access code 13755131. The accompanying investor presentation will be available on August 7, 2025 on the investor section of Redwire’s website at RDW.com.

Any replay, rebroadcast, transcript or other reproduction or transmission of this conference call, other than the replay accessible by calling the number and website above, has not been authorized by Redwire Corporation and is strictly prohibited. Investors should be aware that any unauthorized reproduction of this conference call may not be an accurate reflection of its contents.

About Redwire Corporation
Redwire Corporation (NYSE:RDW) is an integrated space and defense tech company focused on advanced technologies. We are building the future of space infrastructure, autonomous systems and multi-domain operations leveraging digital engineering and AI automation. Redwire’s approximately 1,300 employees located throughout the United States and Europe are committed to delivering innovative space and airborne platforms, transforming the future of multi-domain operations. For more information, please visit RDW.com.

Use of Projections
The financial outlook and projections, estimates and targets in this press release are forward-looking statements that are based on assumptions that are inherently subject to significant uncertainty and contingencies, many of which are beyond Redwire’s control. Such calculation cannot be predicted with reasonable certainty and without unreasonable effort because of the timing, magnitude and variables associated with the recently completed merger with Edge Autonomy. Additionally, any such calculation, at this time, would imply a degree of precision that could be confusing or misleading to investors. Redwire’s independent auditors have not audited, reviewed, compiled or performed any procedures with respect to the financial projections for purposes of inclusion in this press release, and, accordingly, they did not express an opinion or provide any other form of assurance with respect thereto for the purposes of this press release. While all financial projections, estimates and targets are necessarily speculative, Redwire believes that the preparation of prospective financial information involves increasingly higher levels of uncertainty the further out the projection, estimate or target extends from the date of preparation. The assumptions and estimates underlying the projected, expected or target results for the combined company are inherently uncertain and are subject to a wide variety of significant business, economic and competitive risks and uncertainties that could cause actual results to differ materially from those contained in the financial projections, estimates and targets. The inclusion of financial projections, estimates and targets in this press release should not be regarded as an indication that Redwire, or its representatives, considered or consider the financial projections, estimates or targets to be a reliable prediction of future events. Further, inclusion of the prospective financial information in this press release should not be regarded as a representation by any person that the results contained in the prospective financial information will be achieved.

Cautionary Statement Regarding Forward-Looking Statements
Readers are cautioned that the statements contained in this press release regarding expectations of our performance or other matters that may affect our business, results of operations, or financial condition are “forward-looking statements” as defined by the “safe harbor” provisions in the Private Securities Litigation Reform Act of 1995. Such statements are made in reliance on the safe harbor provisions of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended. All statements, other than statements of historical fact, included or incorporated in this press release, including statements regarding our strategy, financial projections, including the prospective financial information provided in this press release, financial position, funding for continued operations, cash reserves, liquidity, projected costs, plans, projects, awards and contracts, objectives of management, and the expected performance of Redwire following our acquisition of Edge Autonomy, among others, are forward-looking statements. Words such as “expect,” “anticipate,” “should,” “believe,” “target,” “continued,” “project,” “plan,” “opportunity,” “estimate,” “potential,” “predict,” “demonstrates,” “may,” “will,” “could,” “intend,” “shall,” “possible,” “forecast,” “trends,” “contemplate,” “would,” “approximately,” “likely,” “outlook,” “schedule,” “pipeline,” and variations of these terms or the negative of these terms and similar expressions are intended to identify these forward-looking statements, but the absence of these words does not mean that a statement is not forward-looking. These forward-looking statements are not guarantees of future performance, conditions or results. Forward-looking statements are subject to a number of risks and uncertainties, many of which involve factors or circumstances that are beyond our control.

These factors and circumstances include, but are not limited to (1) risks associated with economic uncertainty, including high inflation, effects of trade tariffs and other trade actions, supply chain challenges, labor shortages, increased labor costs, high interest rates, foreign currency exchange volatility, concerns of economic slowdown or recession and reduced spending or suspension of investment in new or enhanced projects; (2) the failure of financial institutions or transactional counterparties; (3) Redwire’s limited operating history in an evolving industry and history of losses to date as well as the limited operating history of Edge Autonomy and the relatively novel nature of the drone industry makes it difficult to evaluate our future prospects and the risks and challenges we may encounter; (4) the inability to successfully integrate recently completed and future acquisitions, including the recent acquisition of Edge Autonomy, as well as the failure to realize the anticipated benefits of our acquisition of Edge Autonomy or to realize estimated projected combined company results; (5) the development and continued refinement of many of Redwire’s proprietary technologies, products and service offerings; (6) competition with new or existing companies; (7) a limited number of customers make up a high percentage of our revenue; (8) natural disasters, geopolitical conflicts, or other natural or man-made catastrophic events; (9) adverse publicity stemming from any incident or perceived risk involving Redwire or our competitors; (10) incurring significant risks and uncertainties not covered by insurance or indemnity; (11) failure to respond to industry cycles in terms of our cost structure, manufacturing capacity, and/or personnel needs; (12) delays in the development, design, engineering and manufacturing of our core offerings; (13) unsatisfactory performance of our core offerings resulting from challenges in the space environment, extreme space weather events or otherwise; (14) impacts to our cash flows caused by our mix of fixed-price, cost-plus and time-and-material type contracts; (15) incurrence of expenditures prior to final receipt of a contract; (16) failure of new offerings and technologies to materialize; (17) the inability to convert orders in backlog into revenue; (18) the inability to properly manage the use of artificial intelligence in our business; (19) reliance on third-party launch vehicles to launch our spacecraft and customer payloads; (20) risk of an accident on launch or during a journey into space; (21) customers’ willingness to adopt uncrewed aircraft systems technology; (22) Redwire’s inability to meet expected financial results; (23) cyber-attacks and other security threats and disruptions; (24) failure to attract and retain highly qualified personnel; (25) risks resulting from broader geographic operations; (26) impairment of goodwill; (27) changes to our pension funding and costs, which are dependent on several economic assumptions; (28) inability to use net operating loss carryforwards and certain other tax attributes; (29) changes to the U.S. government’s budget deficit and the national debt; (30) dependence on U.S. government contracts; (31) changes to our facility security clearance; (32) Redwire is subject to stringent U.S. economic sanctions, and trade control laws and regulations, as well as risks related to doing business in other countries; (33) failure to adequately protect our intellectual property rights; (34) failure to obtain necessary additional funding; (35) the fact that AE Industrial Partners and Bain Capital and their affiliates have significant influence over us, which could limit your ability to influence the outcome of key transactions; (36) the fact that provisions in our Certificate of Designation with respect to our Series A Convertible Preferred Stock may delay or prevent our acquisition by a third party, which could also reduce the market price of our capital stock; (37) the fact that our Series A Convertible Preferred Stock has rights, preferences and privileges that are not held by, and are preferential to, the rights of holders of our other outstanding capital stock; (38) the possibility of sales of a substantial amount of our Common Stock by our current stockholders; (39) volatility in the trading price of our Common Stock; (40) identification of material weaknesses of other deficiencies or failure to maintain effective internal controls over financial reporting and (41) other risks and uncertainties described in our most recent Annual Report on Form 10-K and Quarterly Reports on

Form 10-Q and those indicated from time to time in other documents filed or to be filed with the Securities and Exchange Commission by Redwire. The forward-looking statements contained in this press release are based on our current expectations and beliefs concerning future developments and their potential effects on us. If underlying assumptions to forward-looking statements prove inaccurate, or if known or unknown risks or uncertainties materialize, actual results could vary materially from those anticipated, estimated, or projected. The forward-looking statements contained in this press release are made as of the date of this press release, and Redwire disclaims any intention or obligation, other than imposed by law, to update or revise any forward-looking statements, whether as a result of new information, future events, or otherwise. Persons reading this press release are cautioned not to place undue reliance on forward-looking statements.

Non-GAAP Financial Information
This press release contains financial measures that have not been prepared in accordance with United States Generally Accepted Accounting Principles (“U.S. GAAP”). These financial measures include Adjusted EBITDA and Free Cash Flow.

Non-GAAP financial measures are used to supplement the financial information presented on a U.S. GAAP basis and should not be considered in isolation or as a substitute for the relevant U.S. GAAP measures and should be read in conjunction with information presented on a U.S. GAAP basis. Because not all companies use identical calculations, our presentation of Non-GAAP measures may not be comparable to other similarly titled measures of other companies. We encourage investors and stockholders to review our financial statements and publicly-filed reports in their entirety and not to rely on any single financial measure.

Adjusted EBITDA is defined as net income (loss) adjusted for interest expense, net, income tax expense (benefit), depreciation and amortization, impairment expense, transaction expenses, acquisition integration costs, acquisition earnout costs, purchase accounting fair value adjustment related to deferred revenue and inventory, severance costs, capital market and advisory fees, litigation-related expenses, write-off of long-lived assets, equity-based compensation, committed equity facility transaction costs, debt financing costs, gains on sale of joint ventures, net of costs incurred, and warrant liability change in fair value adjustments.

Free Cash Flow is computed as net cash provided by (used in) operating activities less capital expenditures.

We use Adjusted EBITDA to evaluate our operating performance, generate future operating plans, and make strategic decisions, including those relating to operating expenses and the allocation of internal resources. We use Free Cash Flow as an indicator of liquidity to evaluate our period-over-period operating cash generation that will be used to service our debt, and can be used to invest in future growth through new business development activities and/or acquisitions, among other uses. Free Cash Flow does not represent the total increase or decrease in our cash balance, and it should not be inferred that the entire amount of Free Cash Flow is available for discretionary expenditures, since we have mandatory debt service requirements and other non-discretionary expenditures that are not deducted from this measure.

Key Performance Indicators
Management uses Key Performance Indicators (“KPIs”) to assess the financial performance of the Company, monitor relevant trends and support financial, operational and strategic decision-making. Management frequently monitors and evaluates KPIs against internal targets, core business objectives as well as industry peers and may, on occasion, change the mix or calculation of KPIs to better align with the business, its operating environment, standard industry metrics or other considerations. If the Company changes the method by which it calculates or presents a KPI, prior period disclosures are recast to conform to current presentation.

REDWIRE CORPORATION
CONDENSED CONSOLIDATED BALANCE SHEETS
Unaudited
(In thousands of U.S. dollars, except share data)

	June 30, 2025	December 31, 2024
Current assets:
Cash, cash equivalents and restricted cash	$78,559	$49,071
Accounts receivable, net	36,811	21,905
Contract assets	51,044	43,044
Inventory, net	58,835	2,239
Prepaid expenses and other current assets	19,273	9,666
Total current assets	244,522	125,925
Property, plant and equipment, net of accumulated depreciation of $12,615 and $9,628	47,511	17,837
Right-of-use assets	30,248	15,277
Intangible assets, net of accumulated amortization of $32,195 and $25,920	396,130	61,788
Goodwill	789,254	71,161
Other non-current assets	521	629
Total assets	$1,508,186	$292,617
Liabilities, Convertible Preferred Stock and Equity (Deficit)
Current liabilities:
Accounts payable	$38,885	$32,127
Notes payable to sellers	7,171	—
Short-term debt, including current portion of long-term debt	5,280	1,266
Short-term operating lease liabilities	4,573	4,354
Short-term finance lease liabilities	540	473
Accrued expenses	33,380	24,192
Deferred revenue	65,343	67,201
Other current liabilities	12,257	19,730
Total current liabilities	167,429	149,343
Long-term debt, net	185,464	124,464
Long-term operating lease liabilities	28,320	13,444
Long-term finance lease liabilities	1,068	980
Warrant liabilities	23,014	55,285
Deferred tax liabilities	40,800	582
Other non-current liabilities	2,606	428
Total liabilities	$448,701	$344,526

Convertible preferred stock, $0.0001 par value, 125,292.00 shares authorized; issued and outstanding: 2025—103,855.14 and 2024—108,649.30. Liquidation preference: 2025—$567,255 and 2024—$599,412	$151,893	$136,805
Shareholders’ Equity (Deficit):
Preferred stock, $0.0001 par value, 99,874,708 shares authorized; none issued and outstanding	—	—
Common stock, $0.0001 par value, 500,000,000 shares authorized; issued and outstanding 2025—142,575,692 and 2024—67,002,370	14	7
Treasury stock, 2025—729,295 shares and 2024—728,739 shares, at cost	(3,581)	(3,573)
Additional paid-in capital	1,392,204	161,619
Accumulated deficit	(493,393)	(348,106)
Accumulated other comprehensive income (loss)	12,348	1,339
Total shareholders’ equity (deficit)	907,592	(188,714)
Total liabilities, convertible preferred stock and equity (deficit)	$1,508,186	$292,617

REDWIRE CORPORATION
CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS AND COMPREHENSIVE INCOME (LOSS)
Unaudited
(In thousands of U.S. dollars, except share and per share data)

	Three Months Ended		Six Months Ended
	June 30, 2025	June 30, 2024	June 30, 2025	June 30, 2024
Revenues	$61,760	$78,111	$123,155	$165,903
Cost of sales	80,824	65,127	133,178	138,094
Gross profit	(19,064)	12,984	(10,023)	27,809
Operating expenses:
Selling, general and administrative expenses	54,464	18,088	73,210	35,450
Transaction expenses	16,643	278	20,442	278
Research and development	1,720	1,748	2,533	2,788
Operating income (loss)	(91,891)	(7,130)	(106,208)	(10,707)
Interest expense, net	23,755	3,009	27,349	5,927
Other (income) expense, net	13,937	7,933	(844)	9,425
Income (loss) before income taxes	(129,583)	(18,072)	(132,713)	(26,059)
Income tax expense (benefit)	(32,604)	15	(32,786)	124
Net income (loss)	(96,979)	(18,087)	(99,927)	(26,183)
Net income (loss) attributable to noncontrolling interests	—	5	—	4
Net income (loss) attributable to Redwire Corporation	(96,979)	(18,092)	(99,927)	(26,187)
Less: dividends on Convertible Preferred Stock	29,739	9,699	33,179	12,742
Net income (loss) available to common shareholders	$(126,718)	$(27,791)	$(133,106)	$(38,929)

Net income (loss) per common share:
Basic and diluted	$(1.41)	$(0.42)	$(1.66)	$(0.59)
Weighted-average shares outstanding:
Basic and diluted	89,554,940	65,701,704	80,424,270	65,636,995

Comprehensive income (loss):
Net income (loss) attributable to Redwire Corporation	$(96,979)	$(18,092)	$(99,927)	$(26,187)
Foreign currency translation gain (loss), net of tax	10,174	(78)	11,009	(750)
Total other comprehensive income (loss), net of tax	10,174	(78)	11,009	(750)
Total comprehensive income (loss)	$(86,805)	$(18,170)	$(88,918)	$(26,937)

REDWIRE CORPORATION
CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS
Unaudited
(In thousands of U.S. dollars)

	Six Months Ended
	June 30, 2025	June 30, 2024
Cash flows from operating activities:
Net income (loss)	$(99,927)	$(26,183)
Adjustments to reconcile net income (loss) to net cash provided by (used in) operating activities:
Depreciation and amortization expense	8,106	5,678
Amortization of debt issuance costs and discount	642	349
Equity-based compensation expense	35,598	4,453
(Gain) loss on sale of joint ventures	—	(1,303)
(Gain) loss on change in fair value of warrants	2,692	10,052
Deferred provision (benefit) for income taxes	(32,069)	112
Non-cash lease (benefit) expense	(266)	22
Other	(3,411)	690
Changes in assets and liabilities:
(Increase) decrease in accounts receivable	(3,468)	9,987
(Increase) decrease in contract assets	(5,724)	(6,449)
(Increase) decrease in inventory	1,449	(314)
(Increase) decrease in prepaid expenses and other assets	(3,024)	274
Increase (decrease) in accounts payable and accrued expenses	(5,586)	4,838
Increase (decrease) in deferred revenue	(28,433)	(8,497)
Increase (decrease) in operating lease liabilities	(55)	(169)
Increase (decrease) in other liabilities	732	(282)
Net cash provided by (used in) operating activities	(132,744)	(6,742)

Cash flows from investing activities:
Acquisition of businesses, net of cash acquired	(151,791)	—
Net proceeds from sale of joint ventures	—	4,598
Purchases of property, plant and equipment	(4,752)	(2,475)
Purchase of intangible assets	(5,186)	(1,579)
Net cash provided by (used in) investing activities	(161,729)	544

Cash flows from financing activities:
Proceeds received from debt	190,327	15,000
Repayments of debt	(125,876)	(7,988)
Payment of debt issuance fees	(105)	(322)
Repayment of finance leases	(227)	(235)
Repayments of third-party advances	(7,820)	—
Proceeds from issuance of common stock	328,684	530
Shares repurchased for settlement of employee tax withholdings on share-based awards	(8)	(56)
Repurchase of convertible preferred stock	(61,486)	—
Net cash provided by (used in) financing activities	323,489	6,929
Effect of foreign currency rate changes on cash, cash equivalents and restricted cash	472	(177)
Net increase (decrease) in cash, cash equivalents and restricted cash	29,488	554
Cash, cash equivalents and restricted cash at beginning of period	49,071	30,278
Cash, cash equivalents and restricted cash at end of period	$78,559	$30,832

REDWIRE CORPORATION
Supplemental Non-GAAP Information
Unaudited

Adjusted EBITDA
During the third quarter of 2024, we changed the Supplemental Non-GAAP Information to present only Adjusted EBITDA, whereas prior period disclosures also presented Pro Forma Adjusted EBITDA. Management believes the presentation of Pro Forma Adjusted EBITDA no longer provides the same meaningful insights into the Company’s performance as it did during the initial years of the Company’s formation. Prior period disclosures were recast to conform to current presentation. There was no change in the calculation of Adjusted EBITDA.
The following table presents the reconciliations of Adjusted EBITDA to net income (loss), computed in accordance with U.S. GAAP.

	Three Months Ended		Six Months Ended
(in thousands)	June 30, 2025	June 30, 2024	June 30, 2025	June 30, 2024
Net income (loss)	$(96,979)	$(18,087)	$(99,927)	$(26,183)
Interest expense, net	23,755	3,009	27,349	5,927
Income tax expense (benefit)	(32,604)	15	(32,786)	124
Depreciation and amortization	5,060	2,925	8,106	5,678
Transaction expenses (i)	16,643	278	20,442	278
Acquisition integration costs (i)	457	—	457	—
Purchase accounting fair value adjustment related to inventory (ii)	2,418	—	2,418	—
Severance costs (iii)	1,999	159	2,176	167
Capital market and advisory fees (iv)	2,740	2,154	3,708	4,432
Litigation-related expenses (v)	—	1,532	—	2,233
Equity-based compensation (vi)	32,686	1,918	35,598	4,453
Debt financing costs (vii)	105	—	105	—
Gain on sale of joint ventures, net of costs incurred (viii)	—	(1,255)	—	(1,255)
Warrant liability change in fair value adjustment (ix)	16,326	8,977	2,692	10,052
Adjusted EBITDA	$(27,394)	$1,625	$(29,662)	$5,906
i.Redwire incurred acquisition costs including due diligence, integration costs and additional expenses related to pre-acquisition activity. Acquisition deal costs was reclassified as Transaction expenses to conform with current period presentation.
ii.Redwire incurred adjustments to depreciate the purchase accounting fair value of inventory for Edge Autonomy.
iii.Redwire incurred severance costs related to separation agreements entered into with former employees.
iv.Redwire incurred capital market and advisory fees related to advisors assisting with transitional activities associated with becoming a public company, such as implementation of internal controls over financial reporting, and the internalization of corporate services, including, but not limited to, implementing enhanced enterprise resource planning systems.
v.Redwire incurred expenses related to securities litigation.
vi.Redwire incurred expenses related to equity-based compensation under Redwire’s equity-based compensation plan and Edge Autonomy’s incentive units.
vii.Redwire incurred expenses related to debt financing agreements, including amendment related fees paid to third parties that are expensed in accordance with U.S. GAAP.
viii.Redwire recognized a gain related to the sale of all its ownership in two joint ventures during 2024, presented net of transaction costs incurred.
ix.Redwire adjusted the private warrant liability to reflect changes in fair value recognized as a gain or loss during the respective periods.

REDWIRE CORPORATION
Supplemental Non-GAAP Information
Unaudited

Free Cash Flow
The following table presents the reconciliation of Free Cash Flow to Net cash provided by (used in) operating activities, computed in accordance with U.S. GAAP.

	Three Months Ended		Six Months Ended
(in thousands)	June 30, 2025	June 30, 2024	June 30, 2025	June 30, 2024
Net cash provided by (used in) operating activities	$(87,663)	$(9,506)	$(132,744)	$(6,742)
Less: Capital expenditures	(5,883)	(1,687)	(9,938)	(4,054)
Free Cash Flow	$(93,546)	$(11,193)	$(142,682)	$(10,796)

REDWIRE CORPORATION
KEY PERFORMANCE INDICATORS
Unaudited

Book-to-Bill
Our book-to-bill ratio was as follows for the periods presented:

	Three Months Ended		Last Twelve Months
(in thousands, except ratio)	June 30, 2025	June 30, 2024	June 30, 2025	June 30, 2024
Contracts awarded	$90,563	$114,437	$227,058	$374,269
Revenues	61,760	78,111	261,353	292,000
Book-to-bill ratio	1.47	1.47	0.87	1.28
Book-to-bill is the ratio of total contracts awarded to revenues recorded in the same period. The contracts awarded balance includes firm contract orders, including time-and-material contracts, awarded during the period and does not include unexercised contract options or potential orders under indefinite delivery/indefinite quantity contracts. Although the contracts awarded balance reflects firm contract orders, terminations, amendments, or contract cancellations may occur which could result in a reduction to the contracts awarded balance.
We view book-to-bill as an indicator of future revenue growth potential. To drive future revenue growth, our goal is for the level of contracts awarded in a given period to exceed the revenue recorded, thus yielding a book-to-bill ratio greater than 1.0.

Our book-to-bill ratio was 1.47 for the three months ended June 30, 2025, as compared to 1.47 for the three months ended June 30, 2024. For the three months ended June 30, 2025, $73.7 million of the contracts awarded balance relates to the Edge Autonomy acquisition and none of the contracts awarded balance relates to acquired contract value for the three months ended June 30, 2024.

Our book-to-bill ratio was 0.87 for the Last Twelve Months (“LTM”) ended June 30, 2025, as compared to 1.28 for the LTM ended June 30, 2024. For the LTM ended June 30, 2025, contracts awarded includes $95.7 million of acquired contract value from Edge Autonomy and Hera Systems acquisitions, which were completed in the second quarter of 2025 and third quarter of 2024, respectively. For the LTM ended June 30, 2024, none of the contracts awarded balance relates to acquired contract value.

Backlog
The following table presents our contracted backlog as of June 30, 2025 and December 31, 2024, and related activity for the six months ended June 30, 2025 as compared to the year ended December 31, 2024.

(in thousands)	June 30, 2025	December 31, 2024
Organic backlog, beginning balance	$280,969	$372,790
Organic additions during the period	71,591	207,704
Organic revenue recognized during the period	(106,334)	(297,699)
Foreign currency translation	8,844	(1,826)
Organic backlog, ending balance	255,070	280,969

Acquisition-related contract value, beginning balance	15,683	—
Acquisition-related contract value acquired during the period	73,716	21,940
Acquisition-related additions during the period	1,500	145
Acquisition-related revenue recognized during the period	(16,821)	(6,402)
Foreign currency translation	335	—
Acquisition-related backlog, ending balance	74,413	15,683
Contracted backlog, ending balance	$329,483	$296,652

We view growth in backlog as a key measure of our business growth. Contracted backlog represents the estimated dollar value of firm funded executed contracts for which work has not been performed (also known as the remaining performance obligations on a contract). Our contracted backlog includes $86.9 million and $16.7 million in remaining contract value from contracts which recognize revenue at a point in time as of June 30, 2025 and as of December 31, 2024, respectively.

Organic backlog change excludes backlog activity from acquisitions for the first four full quarters since the entities’ acquisition date. Contracted backlog activity for the first four full quarters since the entities’ acquisition date is included in acquisition-related contracted backlog change. After the completion of four fiscal quarters, acquired entities are treated as organic for current and comparable historical periods.

Organic contract value includes the remaining contract value as of January 1 not yet recognized as revenue and additional orders awarded during the period for those entities treated as organic. Acquisition-related contract value includes remaining contract value as of the acquisition date not yet recognized as revenue and additional orders awarded during the period for entities not treated as organic. Organic revenue includes revenue earned during the period presented for those entities treated as organic, while acquisition-related revenue includes the same for all other entities, excluding any pre-acquisition revenue earned during the period. The acquisition-related backlog activity presented in the table above is related to the Edge Autonomy and Hera Systems acquisitions completed during the second quarter of 2025 and third quarter of 2024, respectively.

Although contracted backlog reflects business associated with contracts that are considered to be firm, terminations, amendments or contract cancellations may occur, which could result in a reduction in our total backlog. In addition, some of our multi-year contracts are subject to annual funding. Management expects all amounts reflected in contracted backlog to ultimately be fully funded. Contracted backlog from foreign operations in Luxembourg and Belgium was $117.4 million and $70.5 million as of June 30, 2025 and December 31, 2024, respectively. These amounts are subject to foreign exchange rate translations from euros to U.S. dollars that could cause the remaining backlog balance to fluctuate with the foreign exchange rate at the time of measurement.